Exhibit 99.1

Reconciliation of non-GAAP financial measures to the corresponding GAAP measure (Unaudited)

(Dollars in millions)

A.       Free Cash Flow:

RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004, TO FREE CASH FLOW FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004	Change
Cash provided by operating activities for the twelve months ended December 31, 2005 and 2004	$337.8	$309.0	9%

Less additions to property and equipment and other assets for the twelve months ended December 31, 2005 and 2004	(46.2)	(47.5)

Free cash flow for the twelve months ended December 31, 2005 and 2004	$291.6	$261.5	12%

B.       Consolidated revenue, excluding regulatory recovery fee revenue related to FACT Act:

Twelve Months Ended December 31, 2005

Operating revenue	$1,443.4
Regulatory recovery fee revenue	(38.0)
Operating revenue, excluding regulatory recovery fee	$1,405.4

C.       North America Information Services revenue, excluding regulatory recovery fee revenue related to FACT Act:

Twelve Months Ended December 31, 2005

Operating revenue	$806.3
Regulatory recovery fee revenue	(38.0)
Operating revenue, excluding regulatory recovery fee	$768.3

Reconciliation of non-GAAP financial measures to the corresponding GAAP measure (Unaudited)

(Dollars in millions)

D.       U.S. Consumer and Commercial Services revenue, excluding regulatory recovery fee revenue related to FACT Act:

Twelve Months Ended December 31, 2005

Operating revenue	$610.4
Regulatory recovery fee revenue	(35.1)
Operating revenue, excluding regulatory recovery fee	$575.3

E.         Mortgage Services revenue, excluding regulatory recovery fee revenue related to FACT Act:

Twelve Months Ended December 31, 2005

Operating revenue	$85.1
Regulatory recovery fee revenue	(2.9)
Operating revenue, excluding regulatory recovery fee	$82.2

Notes to Our Non-GAAP Financial Measures That Supplement GAAP Accounting Measures

Certain disclosures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) contained in the preceding reconciliation are supplemented by disclosures that are not prepared in conformity with GAAP.  These non-GAAP disclosures exclude certain items from the nearest equivalent GAAP presentations.  We believe that a meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat.  In some cases, short-term patterns and long-term trends may be obscured by unique large factors or one-time events.  For example, events or trends in a particular business segment may be so significant as to obscure patterns and trends of our business in total.  For this reason, we believe that investors may find it useful to see our “free cash flow,” as well as our revenue growth, net income and earnings per share excluding the effects of the Fair and Accurate Credit Transactions Act of 2003 (“FACT Act”) and special items in 2004 (which included a gain from the sale of our investment in Intersections Inc. and an impairment charge relating to our Marketing business) that were not a result of our core operations.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.  They are presented because management believes this information provides (1) a more meaningful, consistent comparison of our underlying operational performance and trends for the periods presented, on a basis consistent with our chief decision makers’ means of evaluating operating performance, including those related to staffing, future management priorities and how it will direct future operating expenses; and (2) additional information for investors to assess changes between periods that better reflect our ongoing operations.  The items included in these non-GAAP disclosures, and the basis for excluding them, are set forth below.

Free Cash Flow – We calculate free cash flow by subtracting capital-related expenditures from cash provided by (used in) operating activities.  We believe free cash flow provides an important measure because it is one factor in determining our liquidity and financial health, showing the cash generated by us that is available to be used for dividends and discretionary investment.  Free cash flow is not a measurement of liquidity under GAAP and should not be considered as an alternative to net income, operating income, cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with cash flow as defined by other companies.

Consolidated Revenue, North America Information Services Revenue, U.S. Consumer and Commercial Revenue, Mortgage Services Revenue – all Excluding Regulatory Recovery Fee Revenue related to FACT Act —As noted previously, we began assessing a regulatory recovery fee for certain of our business-to-business products in December 2004 to help mitigate our costs required to comply with the provisions of the FACT Act.  We believe providing revenue measures excluding this fee provides a more consistent comparison of our underlying operating results and trends for the periods presented, on a basis consistent with management’s means of evaluating revenue growth.  The fee was not in effect until December 2004, and the phase-in of initial FACT Act compliance requirements was not completed until September 1, 2005.